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              CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                   Fixed Charge Coverage Calculation

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                                                        12 MONTHS    12 MONTHS    12 MONTHS    12 MONTHS    9 MONTHS
                                                          ENDED        ENDED        ENDED        ENDED        ENDED
                                                        12/31/93     12/31/94     12/31/95     12/31/96      9/30/97
                                                        PRO-FORMA    PRO-FORMA     ACTUAL       ACTUAL       ACTUAL
                                                       -----------  -----------  -----------  -----------  -----------
EBITDA
  Consolidated Net Income............................   $  23,645    $  27,401    $  31,053    $  34,817    $  34,647
  Less: Extraordinary Items..........................           0            0            0            0            0
  Add:Amortization of Deferred Financing Costs.......       2,331        2,438        2,719        2,583        1,754
  Add: Interest Expense (excluding amortization of
   deferred financing costs).........................      29,040       31,918       34,702       41,023       31,910
    Total EBITDA.....................................   $  55,016    $  61,757    $  68,474    $  78,423    $  68,311

Interest Expense (excluding amortization of deferred
  financing costs)...................................   $  29,040    $  31,918    $  34,702    $  41,023    $  31,910

Fixed Charge Coverage Ratio..........................       1.89X        1.93X        1.97X        1.91X        2.14X
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